EXHIBIT 99.1

NHC Announces $25 Million Stock Repurchase Program

For release:  August 12, 2014

Contact:  Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

MURFREESBORO, Tenn. – National HealthCare Corporation (NYSE MKT: NHC, NHC.PRA), announces that its Board of Directors, at a regularly scheduled meeting, has authorized a new stock repurchase program that will allow for repurchases of up to $25 million of its common stock.  The plan expires on August 31, 2015.

Under the stock repurchase program, the Company may repurchase its common stock from time to time, in amounts and at prices the Company deems appropriate, subject to market conditions and other considerations.  The Company’s repurchases may be executed using open market purchases, privately negotiated agreements or other transactions.  The Company intends to fund repurchases under the new stock repurchase program from cash on hand, available borrowings or proceeds from potential debt or other capital market sources. The stock repurchase program may be suspended or discontinued at any time without prior notice.  The Company will provide an update regarding any purchases made pursuant to the stock repurchase program each time it reports its results of operations.

About NHC

NHC affiliates operate for themselves and third parties 73 skilled nursing centers with 9,410 beds.  NHC affiliates also operate 37 homecare programs, five independent living centers and 18 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.